[Letterhead of Sutherland Asbill & Brennan LLP]

October 23, 2015

Board of Trustees

USCF ETF Trust

1999 Harrison Street

Suite 1530

Oakland, CA 94612

Re:      USCF ETF Trust Post-Effective Amendment

Trustees:

We hereby consent to the reference to our name under the caption “Legal Counsel” in the prospectus and statement of additional information filed as a part of post-effective amendment No. 4 to the Form N-1A registration statement for USCF ETF Trust (File Nos. 333-196273 and 811-22930). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Sincerely,

SUTHERLAND ASBILL & BRENNAN LLP

By:	/s/ Cynthia R. Beyea
Cynthia R. Beyea